Exhibit 99.2

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX REPORTS ADDITIONAL POSITIVE PHASE 1B IMMUNOGENICITY DATA FOR HEPATITIS B THERAPY CANDIDATE

BERKELEY, CA – February 22, 2011 – Dynavax Technologies Corporation (NASDAQ: DVAX) reported in a poster session Saturday, February 19 at the 21st Conference of the Asian Pacific Association for the Study of the Liver (APASL 2011) in Bangkok Thailand new Phase 1b immunogenicity data for DV-601, its proprietary hepatitis B therapeutic vaccine. The study evaluated three doses of the candidate therapeutic vaccine escalation in 14 patients with chronic hepatitis B infection, including six patients that were HBeAg negative and eight patients who were HBeAg positive, and found:

·	The therapeutic regimen was safe and generally well tolerated at all dose levels;

·	Most common systemic reactions were fatigue and malaise. No SAEs were recorded;

·	DV601 was found to elicit immune responses at all dose levels, and anti-HBe antibodies were elicited in two of eight (2/8) patients;

·	Anti-HBs antibodies were elicited in four of 14 (4/14) patients;

·	Amongst the eight HBeAg positive patients, two had HBeAg clearance, and one of those individuals also had HBsAg clearance;

·	Three patients are still in the follow-up observation period.

According to Tyler Martin, M.D., President and Chief Medical Officer, “This trial was primarily designed to assess the safety of our vaccine. The positive immunogenicity results, in particular, the two HBeAg seroconversions, including one HBsAg serocoversion, provide a strong rationale for an expanded evaluation of our approach in collaboration with a potential partner.”

Dynavax in December 2010 reported that all doses were generally safe and well tolerated and that individual immunologic and virologic responses had been observed across cohorts at all dose levels.

Dynavax's treatment approach combines both the surface and core hepatitis B virus (HBV) antigens with ISCOMATRIX® adjuvant originally entered into development by Rhein Biotech

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prior to its acquisition by Dynavax in 2006. The candidate vaccine, DV-601, is designed to induce an immune response against HBV-infected cells and if proven to be safe and effective, may offer an alternative therapeutic option for patients chronically infected with HBV.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV™, a Phase 3 investigational adult hepatitis B vaccine designed to enhance protection more rapidly with fewer doses than current licensed vaccines. For more information, visit www.dynavax.com.

ISCOMATRIX® is a registered trademark of ISCOTEC AB, a CSL Limited Company

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